Filed Pursuant to Rule 433 Registration Statement No. 333-262557 Dated October 16, 2023
Market Linked Securities—Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the S&P 500® Index due October 29, 2026
Term Sheet to Preliminary Pricing Supplement dated October 16, 2023

Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC. and Wells Fargo Securities, LLC
Market Measure:	The S&P 500® Index (the “Index”)
Pricing Date*:	October 27, 2023.
Issue Date*:	November 1, 2023.
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments:
On each contingent coupon payment date the securities will pay a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing level of the Index on the related calculation day is greater than or equal to the coupon threshold level. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 4.

Contingent Coupon Payment Dates:	Quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Contingent Coupon Rate:	At least 8.20% per annum, to be determined on the pricing date
Optional Redemption:
The Bank may, at its option, redeem the securities, in whole but not in part, on any optional redemption date. If the Bank elects to redeem the securities prior to stated maturity, on the applicable optional redemption date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus any final contingent coupon payment otherwise due.

Calculation Days*:
Quarterly, on the 24th of each January, April, July and October, commencing in January 2024 and ending in October 2026. We refer to the calculation day scheduled to occur in August 2027 (expected to be October 26, 2026) as the “final calculation day.”

Optional Redemption Dates:	Quarterly, beginning approximately six months after the issue date, on the contingent coupon payment dates following each calculation day scheduled to occur from April 2024 to July 2026, inclusive.
Maturity Payment Amount (per security):	• if the ending level is greater than or equal to the downside threshold level: $1,000; or • if the ending level of is less than the downside threshold level: $1,000 × performance factor
Stated Maturity Date*:	October 29, 2026
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the final calculation day
Coupon Threshold Level:	75% of the starting level
Downside Threshold Level:	75% of the starting level
Performance Factor:	The ending level divided by the starting level (expressed as a percentage).
*    Subject to change.
Summary of Terms (continued)
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**	Up to 2.325%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115FF97 / US89115FF974
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
**
In respect of certain securities, we may pay a fee of up to $2.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (maturity payment amount)
If the Bank does not redeem the securities prior to stated maturity and the ending level is less than the downside threshold level, you will lose more than 25%, and possibly all, of the face amount of your securities at stated maturity.
Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Index, but you will have full downside exposure to the Index if the ending level is less than the downside threshold level.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $920.00 and $960.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036123048304/ef20012638_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-10 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated August 31, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” in the product supplement and “Risk Factors” in the prospectus. Please review those risk disclosures carefully.
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If The Bank Does Not Redeem The Securities Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity: If the ending level is less than the downside threshold level, the maturity payment amount will be reduced by an amount equal to the decline in the level of the Index from the starting level.

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The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	You May Be Fully Exposed To The Decline In The Index On The Final Calculation Day From The Starting Level, But Will Not Participate In Any Positive Performance Of The Index.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	The Bank May Elect To Redeem The Securities Prior To The Stated Maturity Date And The Securities Are Subject To Reinvestment Risk.
•	Each Calculation Day (Including The Final Calculation Day) And The Related Optional Redemption Date (Including The Stated Maturity Date) Is Subject To Market Disruption Events And Postponements.
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
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The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Level Of The Index Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
•	The Index Reflects Price Return Only And Not Total Return.
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Any Payments On The Securities Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Index.
•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.
•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•
We And Our Affiliates And The Agents And Their Affiliates Have No Affiliation With The Index Sponsor (Except To The Extent Wells Fargo & Company (The Parent Company of Wells Fargo Securities) Is Included In The S&P 500® Index) And Have Not Independently Verified Their Public Disclosure Of Information.

•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.